EXHIBIT 15(b)


                                 PEGASUS FUNDS
                            CASH MANAGEMENT FUNDS
                                CLASS S SHARES
                        DISTRIBUTION AND SERVICES PLAN


                  Introduction: It has been proposed that Pegasus Funds
(the "Fund") adopt a Distribution and Services Plan (the "Plan"), in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act"), under which the Fund would pay the Fund's distributor (the "Distributor") for (a) advertising, marketing and distributing Class S shares ("Service Shares") of those Series of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series") and (b) providing services to holders of Service Shares. The Distributor would be permitted to pay third parties in respect of these services. If the proposal is to be implemented, the Act and Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

                  The Fund's Board of Trustees, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Series' assets for such purposes.

                  In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Series and holders of its Service Shares.

                  The Plan: The material aspects of this Plan are as follows:

                  1. The Fund shall pay to the Distributor a fee at the annual rate of up to 0.25% of the average daily net assets attributable to the outstanding Service Shares of a Series for (i) advertising, marketing and distributing such shares and/or (ii) the provision of shareholder and administrative services for the beneficial owners of such shares. The Distributor may pay one or more financial institutions, securities dealers and other industry professionals a fee in respect of these services. The Distributor shall determine the amounts to be paid to third parties and the basis on which such payments will be made. Payments to financial institutions, securities dealers and other industry professionals are subject to compliance by each such party with the terms of any related Plan agreement between it and the Distributor.

                  2. For the purpose of determining the fees payable under this Plan, the net asset value of the Service Shares shall be computed in the manner specified in the Fund's then current prospectus and statement of additional information describing such Service Shares.

                  3. Joint distribution financing or other services rendered with respect to such Service Shares (which may involve other investment funds or companies that are affiliated persons of the Fund or affiliated persons of the Distributor) is authorized to the extent permitted by law. All expenses incurred by the Fund under the Plan for Service Shares of a Series shall be allocated entirely to such Service Shares, as appropriate. The fee allocated to a Series or to Service Shares of a Series shall be the several (and not joint or joint and several) obligation of the Fund.

                  4. So long as this Plan is in effect, the Distributor shall provide the Fund's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                  5. The Plan will become effective with respect to Service Shares of a particular Series (a) on the day before the date the first Service Share has been sold in a public offering (following approval by written consent of the sole shareholder of those Service Shares), and (b) upon the approval by a majority of the Board of Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.


                  6. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until December 31, 1997, and thereafter until June 30, 1998, and thereafter until June 30 of each succeeding year, so long as the continuance until June 30, 1998 and each subsequent annual continuation is specifically approved by the Fund's Board of Trustees in the manner provided in paragraph 5(b) hereof.


                  7. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for distribution relating to the Service Shares of a Series pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Service Shares affected by such matter, and (b) all material amendments of the Plan (including any amendment increasing the amount to be spent for other than distribution

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

such as shareholder and administrative services for beneficial owners of the Service Shares of a Series) shall become effective only upon approval as provided in paragraph 5(b) hereof.

                  8. As to each Series, this Plan is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding Service Shares of the Series.

                  9. While this Plan is in effect, the selection and nomination of Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.



Dated: May 21, 1996
Revised: May 20, 1997


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

                                  EXHIBIT A

                               NAMES OF SERIES
                               ---------------



Cash Management Fund
Treasury Cash Management Fund
Treasury Prime Cash Management Fund
U.S. Government Securities Cash
  Management Fund

                                 PEGASUS FUNDS
                            CASH MANAGEMENT FUNDS
                                CLASS S SHARES

                              Form of Agreement
                                    under
                        Distribution and Services Plan



BISYS Fund Services
3435 Stelzer Road
Columbus, OH  43219-3035

Ladies and Gentlemen:

                  We wish to enter into this Agreement with you for distribution services with respect to, servicing shareholders of, or administering shareholder accounts in, the Service Shares of each Series set forth on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), of The Woodward Funds (the "Fund") of which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the "Act") and the exclusive agent for the continuous distribution of its shares.

                  The terms and conditions of this Agreement are as follows:

                  1. We agree to provide reasonable assistance in connection with the sale of the Service Shares of a Series, which assistance may include distributing sales literature, marketing and advertising. If we are restricted or unable to provide these services, we agree not to perform such services and not to accept fees therefor. Our acceptance of any fees hereunder shall constitute our representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time we accept a fee hereunder) that our receipt of such fee is lawful.

                  2. We agree to provide shareholder and administrative services for our clients who own Service Shares of any Series ("Clients"), which services may include, without limitation, answering Client inquiries about the Fund or any Series; assisting Clients in changing dividend options, account designations and addresses; performing sub-accounting; establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; investing Client account cash balances automatically in such shares; providing periodic statements showing a Client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by us; arranging

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

for bank wires; and providing such other information and services as the Fund reasonably may request, to the extent we are permitted by applicable statute, rule or regulation. In this regard, you recognize that to the extent we are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities we may undertake and for which we may be paid, we intend to perform only those activities as are consistent with our statutory and regulatory obligations.

                  3. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing information and services to shareholders, and to assist in servicing accounts of Clients. We shall transmit promptly to Clients all communications sent to us for transmittal to Clients by or on behalf of any Series, the Fund's investment adviser, custodian or transfer or dividend disbursing agent.

                  4. We agree that neither we nor any of our employees or agents are authorized to make any representation concerning a Series' shares, except those contained in the then-current Prospectus and Statement of Additional Information for such Series, copies of which will be supplied to us. We shall have no authority to act as the Fund's agent or for you as the Fund's distributor.

                  5. In consideration of the services and facilities described herein, we shall be entitled to receive from you, and you agree to pay to us with respect to the Service Shares of each Series, the fees set forth opposite such Series' name on Schedule 1 hereto. We understand that the payment of these fees has been authorized and will be paid pursuant to a Distribution and Services Plan approved by the Fund's Board of Trustees and shareholders (the "Plan"), and any payments pursuant to this Agreement shall be paid only as long as this Agreement is in effect.

                  6. You reserve the right, at your discretion and without notice, to suspend the sale of shares or withdraw the sale of any Series' shares.


                  7. This Agreement will become effective on the date a fully executed copy of this Agreement is received by you or your designee. Unless sooner terminated, this Agreement will continue until December 31, 1997, and thereafter until June 30, 1998, and thereafter until June 30 of each succeeding year, so long as the continuance until June 30, 1998 and each subsequent annual continuation is specifically approved by the Fund in the manner described in Section 8 hereof. This Agreement is terminable, without penalty, at any time by you (which termination may be by vote of a majority of the Fund's Disinterested Trustees as defined in Section 8 hereof) or by us upon notice to the other party hereto.


                  8. This Agreement has been approved by vote of a majority of (i) the Fund's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto, cast in person at a meeting called for the purpose of voting on such approval.

                  9. This Agreement shall be construed in accordance with the laws of the State of Illinois and is non-assignable by the parties hereto.

                 10. All persons dealing with the Fund must look solely to its property for the enforcement of any claims against it, as none of the Fund's Trustees, officers, agents or shareholders assume any personal liability for obligations entered into or on its behalf.

                 11. The obligations of Pegasus Funds entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any Series of shares in the Fund must look solely to the Fund property belonging to such Series for the enforcement of any claims against the Fund.

                 12. All communications to you shall be sent to you at the address set forth above. Any notice to us shall be duly given if mailed or telegraphed to us at the address set forth below.


                           Very truly yours,


                           ________________________________________
                           Name (Please Print or Type)


                           ________________________________________
                                                       Address


                           ________________________________________
                           City           State            Zip Code


Date________________       By:_____________________________________
                                      Authorized Signature



NOTE: Please return both signed copies of this Agreement to BISYS Fund Services. Upon acceptance one countersigned copy will be returned for your files.


                           Accepted:

                           BISYS FUND SERVICES


Date________________       By:_____________________________________

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

                                  SCHEDULE 1
                                      to
                                  Agreement
                                    under
                                Pegasus Funds
                            Cash Management Funds
                        Distribution and Services Plan

                                   between

                             BISYS FUND SERVICES

                                     and

                        ______________________________
                            [Name of Counterparty]


                                             Monthly fee at an
                                             annual rate as a
                                             percentage of
                                             Average Daily Value
                                             of Service Shares
Name of Series                               owned by Clients*
--------------                               -----------------


Cash Management Fund                         [up to .25 of 1%]
Treasury Cash Management Fund                [up to .25 of 1%]
Treasury Prime Cash Management Fund          [up to .25 of 1%]
U.S. Government Securities Cash
  Management Fund                            [up to .25 of 1%]


Dated: _________________



---------
* For purposes of determining the fees payable hereunder, the average daily net asset value of Service Shares shall be computed in the manner specified in the Fund's then current Prospectus and Statement of Additional Information relating to such Service Shares.

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